                                                                   EXHIBIT 99.14

COMPARATIVE PER SHARE INFORMATION

     Set forth below are historical net income per common share, cash distributions per common share and book value per common share data of AGH and CapStar, pro forma combined per share data of MeriStar and equivalent pro forma per share data of AGH. The Merger will be treated as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," CapStar will be considered the acquiring enterprise for financial reporting purposes. MeriStar's unaudited pro forma financial statements give effect to the acquisition of AGH by CapStar under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the MeriStar Unaudited Pro Forma Financial Statements, included elsewhere therein (Exhibit 99.13). The data set forth below should be read in conjunction with AGH and CapStar audited consolidated financial statements, including the notes thereto, which are incorporated by reference herein. The data should also be read in conjunction with the MeriStar Unaudited Pro Forma Financial Statements, including the notes thereto, included elsewhere therein (Exhibit 99.13). The pro forma data is not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the Merger.

                                        FOR THE THREE MONTHS ENDED                             FOR THE YEAR ENDED
                                              MARCH 31, 1998                                    DECEMBER 31, 1997
                              -----------------------------------------------  ---------------------------------------------------
                                               (UNAUDITED)
                                                                     AGH                                                  AGH
                                                                     ---                                                  ---
                                AGH       CAPSTAR      MERISTAR    PRO FORMA      AGH       CAPSTAR      MERISTAR      PRO FORMA
                                ---       -------      --------    ---------      ---       -------      --------      ---------
                             HISTORICAL  HISTORICAL  PRO FORMA(A)  EQUIVALENT  HISTORICAL  HISTORICAL  PRO FORMA(A)   EQUIVALENT(B)
                             ----------  ----------  ------------  ----------  ----------  ----------  ------------   -------------
Basic net income per common
 share before extraordinary
 items.......................   $ 0.35      $ 0.18        $ 0.46      $ 0.39      $ 1.60      $ 1.29        $ 1.40          $ 1.19
Diluted net income per com-
 mon share before extraor-
 dinary items................     0.35        0.18          0.46        0.39        1.58        1.27          1.39            1.18
Cash distributions/dividends
 per common share............     0.43          --          0.50        0.43        1.67          --          1.97            1.67
Book value per common
 share.......................    21.82       21.09         23.29       19.74       20.93       20.89            --              --

________
(A) The MeriStar pro forma per share information has been prepared as if the Spin-Off, the Merger and the Transactions, as described in the MeriStar Unaudited Pro Forma Financial Statements (included elsewhere herein), had occurred at January 1, 1997.

(B) The equivalent pro forma per share data of AGH is calculated by multiplying each MeriStar pro forma per share amount by the AGH Exchange Ratio of 0.8475.